Exhibit 99.4

FOR IMMEDIATE RELEASE

     Wireless Ventures Inc. Announces Signing of Major Services Agreement

New York, NY - June 25, 2001 - Wireless Ventures, Inc. (Wireless Ventures) (OTCBB: WLSV) today announced that it is a party to an exclusive three year services agreement with TrackPower Inc. (Trackpower) (OTCB: TPWR) under its acquisition of 4CASH ATM Services (4Cash).

Under the terms of the Agreement Trackpower grants to 4Cash the exclusive right to act as their Automated Teller Machine (ATM) partner to install, maintain and operate ATMs in locations that Trackpower contracts with at any Racetrack or Gaming related facility. 4CASH will supply, install and commission the ATM's to process transactions and other services at its expense, with surcharge and revenue sharing structure as set out in the agreement.

4CASH grants to Trackpower the exclusive right to act as their sales and marketing representative to any Racetrack or Gaming related facility.

Stephen Cussons, President & CEO of Wireless Ventures stated, "The signing of this agreement with TrackPower is very important to the growth of the company. This is our first major contract and it will provide us with an entry into very high profile locations across North America. Not only do Racetrack and Gaming locations typically have high volume transactions, the strengths of TrackPower and the Post Time technology will allow us to be innovative in creating multiple revenue streams from these locations."

Hardave Gill, President of TrackPower stated, "We are very excited about this partnership with 4Cash and look forward to establishing TrackPower as the market leader in delivering interactive kiosks and ATM's to the gaming industry."

Wireless Ventures Inc. is involved in the marketing and management of ATMs and related services throughout Canada and the United States. Wireless Ventures Inc. through its operating division 4CASH ATM Services intends to be a leader in the self-service market space in North America by acquiring retail space to offer and deliver products and services that will provide revenues to retailers and bring value added benefits to consumers.

TrackPower, Inc. is currently launching an enhanced interactive video and information service for horseracing. TrackPower will combine leading-edge kiosk technology, provided through its Exclusive Worldwide Distribution Agreement with Post Time Technologies, Inc., with ATM's to effectively deploy an integrated information service at racetracks, OTB's and other gaming facilities. The kiosk/ATM system will deliver information, cash, advertising content, loyalty programs, integrated race information, entries and results, live and archived video, e-commerce and other future applications.

This release includes projections of future results and "forward-looking statements" as that term is defined in Sections 27A of the Securities Act of 1933 as amended (the "Securities Act"'), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"'). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

Contact:
Steve Cussons, 905-477-8378 ext. 286